   Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
VP, Corporate Finance
609-806-1900

Matt Farrell to be Promoted to Church & Dwight CEO in 2016
Jim Craigie to Continue as Non-Executive Chairman

Ewing, NJ, May 7, 2015 - The Board of Directors of Church & Dwight Co., Inc. (NYSE: CHD) today announced that, effective January 1, 2016, James R. Craigie will retire from the position of Chief Executive Officer.  He will continue serving as non-executive Chairman and a member of the board.  Matthew T. Farrell, the Chief Operating Officer and Chief Financial Officer, will be promoted to Chief Executive Officer and elected to the company’s Board of Directors.

“Jim Craigie has served as CEO since he joined the company in 2004 and as chairman and CEO since 2007.  Jim has done a superb job throughout his tenure, growing the business with a focus on new product innovation, accretive acquisitions, and total shareholder return.  Jim has assembled an excellent management team and the Company is well-positioned for the future,” said Robert D. LeBlanc, the lead director of the board. “I’m very pleased that the board and management’s focus on succession planning have enabled us to have such a well-respected leader as Matt ready to fill the CEO role, and that we have the opportunity to have an orderly transition in our leadership while Jim continues on the Board.”

“Matt Farrell has been our Chief Financial Officer since he joined the company in 2006 and has held the position of Chief Operating Officer since November 2014. I have worked very closely with Matt for the past eight years and know that he is exactly the right person to be our next CEO,” Craigie said.   “Matt has the strategic thinking, leadership ability, and devotion to execution necessary to lead Church & Dwight into the future.”

“I am honored to have the opportunity to lead this great company and continue our strategy of creating shareholder value through innovation and accretive acquisitions,” Farrell said.  “Church & Dwight people possess a unique blend of creativity, initiative, and work ethic.  We have a veteran leadership team and terrific brands. This is a winning formula for employees, consumers, and shareholders and gives me great confidence in our future success.”